                                                                    EXHIBIT 4.12


                             DISBURSEMENT AGREEMENT


                 DISBURSEMENT AGREEMENT ("Agreement"), dated as of August 11, 1994, between Shawmut Bank Connecticut, National Association, a national banking association, as collateral agent (in such capacity and together with its successors and assigns in such capacity, the "Collateral Agent") and Acme Metals Incorporated, a Delaware corporation (together with its successors and assigns, the "Company").


                                R E C I T A L S

                 A. Pursuant to an indenture, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Note Indenture"), among the Company, its subsidiaries as guarantors, and the Trustee, as defined therein (the "Note Trustee"), the Company has issued $125,000,000 aggregate principal amount of its 12 1/2% Senior Secured Notes due 2002 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Senior Secured Notes").

                 B. Pursuant to an indenture, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Discount Note Indenture" and, together with the Note Indenture, the "Indentures") among the Company, its subsidiaries as guarantors, and the Trustee, as defined therein (the "Discount Note Trustee" and, together with the Note Trustee, the "Trustees"), the Company has issued $117,958,000 aggregate principal amount of its 13 1/2% Senior Secured Discount Notes due 2004 (as amended, amended and restated, supplemented of otherwise modified from time to time, the "Senior Secured Discount Notes" and, together with the Senior Secured Notes, the "Notes").

                 C. Pursuant to that certain term loan agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Term Loan Agreement"), dated as of August 4, 1994 by and among the Company, Lehman Commercial Paper Inc., as agent (in such capacity and together with its successors and assigns in such capacity, the "Agent"), and the lenders party





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thereto (together with all subsequent lenders party to the Term Loan Agreement, the "Lenders"), the Company is borrowing $50,000,000.

                 D. As security for the Secured Obligations (as hereinafter defined), the Company is granting to the Collateral Agent hereunder, as collateral agent for the benefit of the Secured Parties (as hereinafter defined), a security interest in the proceeds of the Notes and other amounts held in the Disbursement Account (as hereinafter defined).

                 E. The parties hereto are entering into this Agreement in order to set forth the conditions upon which, and the manner in which, funds will be disbursed from the Disbursement Account and released from the security interest and lien described above.


                               A G R E E M E N T

                 In consideration of the foregoing and the mutual covenants herein contained, and for good and valuable consideration, the parties hereto agree as follows:

                 1. Defined Terms. As used in this Agreement the following terms shall have the meanings specified below:

                 "Available Funds" means (A) the sum of (i) the Net Proceeds and (ii) interest earned or dividends paid on the funds in the Disbursement Account (including holdings of Permitted Investments), less (B) the aggregate disbursements pursuant to this Agreement.

                 "Collateral" shall have the meaning given in Section 5(a) hereof.

                 "Collateral Agency Agreement" means the collateral agency agreement dated as of the date hereof, among the Collateral Agent, as collateral agent thereunder, the Trustees, the Agent, the Company and the Company's subsidiaries, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

                 "Default" shall have the meaning set forth in the Indentures and the Term Loan Agreement.





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                                      -3-


                 "Disbursement Request" means a request by the Company for disbursement of funds from the Disbursement Account in substantially the form of Exhibit A hereto. Each Disbursement Request shall be signed by two officers of the Company, one of which shall be the Treasurer.

                 "Disbursement Account" means an account established by the Collateral Agent and maintained by it at the office of the Collateral Agent or as may be directed by the Company in accordance with the provisions of Section 2(b)(iv) hereof at the office of the Disbursement Agent and, in each case, entitled the "Disbursement Account".

                 "Disbursement Account Statement" shall have the meaning given in Section 2(c) hereof.

                 "Disbursement Agent" means the agent of the Collateral Agent which is unaffiliated with the Company, and which, pursuant to a written direction from the Company, maintains at its offices the Disbursement Account and who acknowledges this Agreement in the space provided.

                 "Event of Default" shall have the meaning set forth in the Indentures and the Term Loan Agreement.

                 "Loan" or "Loans" shall have the meanings set forth in the Term Loan Agreement.

                 "Modernization Project" shall have the meaning set forth in the Indentures and the Term Loan Agreement.

                 "Mortgage" shall have the meaning set forth in the Indentures and the Term Loan Agreement.

                 "Net Proceeds" means the gross proceeds from the offering of the Notes and the making of the Loans minus (i) approximately $42,000,000 to be paid to Raytheon Engineers & Constructors Inc. as the initial payment on the Construction Contract, (ii) the discounts and all other out-of-pocket expenses incurred by the Company in connection with the Term Loan Agreement including Agent's fees, and (iii) underwriting discounts and all other out-of-pocket expenses incurred by the Company in connection with the offering of the Notes, including, without limitation, fees and expenses of counsel, accountants and other professionals, closing





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costs with respect to the Mortgage, and accompanying title insurance, printing expenses, registration and qualification fees and the Trustees' fees.

                 "Permitted Investments" means (i) obligations of or guaranteed by the U.S. government, its agencies or government-sponsored enterprises; (ii) short-term commercial bank and corporate obligations that have received the highest short-term rating from two of the following rating organizations:
Standard & Poor's Corporation ("S&P"), Moody's Investors Service, Inc. ("Moody's"), Duff & Phelps Credit Rating Co., Fitch Investor Service, Inc., IBCA Ltd. and Thomson Bankwatch Inc.; (iii) money market preferred stocks which, at the date of acquisition and at all times thereafter, are accorded ratings of at least AA- or Aa3 by S&P or Moody's, respectively; (iv) tax-exempt obligations that are accorded the highest short-term rating by S&P or Moody's or a long-term rating of at least A- or A3 by S&P or Moody's, respectively at the time of purchase; (v) master repurchase agreements with foreign or domestic banks having a capital and surplus of not less than $250,000,000 or primary dealers so long as such agreements are collateralized with obligations of the U.S. government or its agencies at a ratio of 102%, or with other collateral rated at least AA or Aa2 by S&P or Moody's, respectively, at a ratio of 103% and, in either case, marked-to-market weekly and so long as such securities shall be held by a third-party agent; (vi) guaranteed investment contracts and/or agreements of a bank, insurance company or other institution whose unsecured, uninsured and unguaranteed obligations (or claims-paying ability) have at the time of purchase ratings of AAA or Aaa by S&P or Moody's, respectively; and (vii) money market funds the portfolio of which is limited to investments described in clauses (i) through (vi) above. In no event shall any of the Permitted Investments described in clauses (i) through (vi) above have a final maturity more than two years from the date of purchase.

                 "Person" shall have the meaning set forth in the Indentures and the Term Loan Agreement.

                 "Secured Parties" means the Collateral Agent, in its capacity as such, the Trustees, in their capacities as such, the holders of the Notes, the Agent, in its capacity as such, and the Lenders.





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                 "Secured Obligations" means the Company's obligations,
liabilities and indebtedness with respect to the payment and performance in full when due, whether at stated maturity, by acceleration or otherwise (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the filing of a petition in bankruptcy or the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)) of (i) all obligations, liabilities and indebtedness now or hereafter existing under or in respect of each Indenture, the Notes, the Term Loan Agreement and the notes related thereto and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and all other amounts due or to become due under or in connection with the Indentures, the Notes, the Term Loan Agreement and the notes related thereto and (ii) without duplication of amounts described in clause (i), all obligations, indebtedness and liabilities of the Company now existing or hereafter arising under or in respect of this Agreement including, without limitation, with respect to all charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Agreement.

                 "Title Insurer" means First American Title Insurance Company, by its agent Near North National Title Corporation.

                 2.       Disbursement Account; Delivery of Net Proceeds.

                 (a) Establishment of Disbursement Account. Concurrently with the execution and delivery hereof, the Collateral Agent shall establish the Disbursement Account at its offices or, at the direction of the Company in accordance with the provisions of Section 2(b)(iv) hereof at the offices of the Disbursement Agent. Subject to the other terms and conditions of this Agreement, all funds accepted by the Collateral Agent or the Disbursement Agent, as the case may be, pursuant to this Agreement shall be held in the Disbursement Account in trust for the benefit of the Secured Parties and shall not be commingled with any other account. All such funds shall be held in the Disbursement Account until disbursed in accordance with the terms hereof. Concurrently with the execution and delivery hereof, the Company shall deliver to the Collateral Agent (i) a certificate stating the amount of the Net Proceeds (including good faith estimates of any expenses incurred but not yet paid) and (ii) all of the Net Proceeds for deposit into





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                                      -6-


the Disbursement Account against the Collateral Agent's written acknowledgment and receipt of such Net Proceeds.

                 (b) Investment of Funds in Disbursement Account. Funds deposited in the Disbursement Account shall be invested and reinvested upon the following terms and conditions:

                   (i) Acceptable Investments. To the extent funds are available, all such funds shall be invested and reinvested by the Collateral Agent in Permitted Investments in accordance with the Company's written instructions to the Collateral Agent, which instructions shall specify the type of Permitted Investments. After an initial investment pursuant to the Company's written instructions, the Collateral Agent shall reinvest such funds (and all interest earned and dividends paid thereon) after maturity of any Permitted Investment initially designated by the Company, in Permitted Investments in accordance with the Company's written instruction or, in the absence of any written instructions from the Company, in a money market fund permitted under clause (vii) of the definition of Permitted Investments. All such Permitted Investments shall be assigned to and held in the possession of, or, in the case of Permitted Investments maintained in book entry form with the Federal Reserve Bank, transferred to a book entry account in the name of the Collateral Agent for the benefit of the Secured Parties subject to the other terms and conditions of this Agreement, with such guarantees as are customary, except that Permitted Investments maintained in book entry form with the Federal Reserve Bank shall be transferred to a book entry account in the name of the Collateral Agent at the Federal Reserve Bank that includes only Permitted Investments held by the Collateral Agent for its customers and segregated by separate recordation in the books and records of the Collateral Agent.

                  (ii) Interest and Dividends. All interest earned and dividends paid on funds invested in such Permitted Investments shall be deposited in the Disbursement Account for the benefit of the Secured Parties, subject to the other terms and conditions of this Agreement.

                 (iii) Limitation on Collateral Agent's Responsibilities. The Collateral Agent's sole responsibilities under this Section 2 shall be (A) to retain possession of certificated





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         Permitted Investments (except, however, that Collateral Agent may surrender possession to the issuer of any such Permitted Investment for the purposes of effecting assignment, crediting interest, or reinvesting or reducing to cash) and to be the registered or designated owner of Permitted Investments which are not certificated,
         (B) to follow the Company's instructions given in accordance with
         Section 2(b)(i) hereof, (C) to invest and reinvest funds pursuant to this Section 2(b) and (D) to use reasonable efforts to reduce to cash such Permitted Investments as may be required to fund any disbursement in accordance with Section 3 hereof. In connection with clause (A) above, the Collateral Agent will maintain continuous possession of certificated Permitted Investments and money included in the Collateral and will cause uncertificated Permitted Investments to be registered in the book-entry system of, and transferred to an account of the Collateral Agent at, the Federal Reserve Bank.

                  (iv) Disbursement Agent. The Company may, from time to time, in a written notice (each, a "Notice") to the Collateral Agent direct that the Disbursement Account be established at or transferred to the offices of the Disbursement Agent. In the Notice, the Company shall indicate the identity of the Disbursement Agent, specifically acknowledging that the Disbursement Agent will have the benefits provided for in this clause (iv) and shall certify that the Disbursement Agent is not an affiliate of the Company and otherwise conform to the requirements set forth in the definition of "Disbursement Agent". The Notice shall be accompanied by (i) such instruments and documents as shall be necessary or appropriate in connection with the establishment of the Disbursement Account with the Disbursement Agent and the transfer of all funds for deposit therein in order to maintain, protect and preserve the security interest in and lien on the Collateral granted to the Collateral Agent hereunder and (ii) an opinion of counsel confirming that all action in connection with the establishment of the Disbursement Account with the Disbursement Agent and the transfer of all funds for deposit therein has been taken as is necessary to maintain, protect and preserve the security interest in and lien on the Collateral granted to the Collateral Agent hereunder. Upon receipt of the Notice and the instruments, documents and opinion contemplated in the immediately preceding sentence, the Collateral Agent shall establish the Disbursement Account





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                                      -8-


         with the Disbursement Agent, as agent for the Collateral Agent, and transfer all funds on deposit or delivered to the Collateral Agent for deposit, as the case may be, in the Disbursement Account to the Disbursement Agent. The Disbursement Agent shall thereafter receive copies of all instructions and notices sent by the Company and/or the Collateral Agent under this Agreement. After its appointment and until the Collateral Agent has received a Notice from the Company requesting a retransfer of the Disbursement Account to the Collateral Agent or another Disbursement Agent, the Disbursement Agent shall be entitled to the rights and protections afforded the Collateral Agent by this Agreement under Sections 2(b)(iii), 3(d), 4 and 7(a); provided, however, that the benefits of Sections 4 and 7(a) (and any claims thereunder existing at the time) shall survive the retransfer of such Disbursement Account. Other than with respect to Section 2(b)(i) where the Disbursement Agent may act upon the written instructions of the Company, the Disbursement Agent shall act solely on the written instructions of the Collateral Agent and shall be entitled to rely on such written instructions without any responsibility to independently verify any information or request contained therein. The Company and the Collateral Agent shall have no claim against the Disbursement Agent for any action taken by the Disbursement Agent consistent with such written instructions.

                 (c) Disbursement Account Statement. Each month the Collateral Agent shall deliver or cause to be delivered to the Company a statement signed by the Collateral Agent or the Disbursement Agent, as the case may be, in a form setting forth with reasonable particularity the balance of funds in such account and the activity which occurred during the month (such statement, the "Disbursement Account Statement"). The Company irrevocably instructs the Collateral Agent that on the first date upon which the balance in the Disbursement Account (including the holdings of all Permitted Investments) is reduced to zero, the Collateral Agent shall deliver or cause to be delivered to the Company, to the Agent and to the Trustees a notice stating that the balance in the Disbursement Account has been reduced to zero.

                 3.       Disbursements.

                 (a) Review of Disbursement Requests; Disbursements. The Company shall have the right from time to time during the term of





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                                      -9-


this Agreement (but no more than two times per month, exclusive of resubmittals made pursuant to the final sentence of this Section 3(a), to submit to the Collateral Agent a completed Disbursement Request. The Collateral Agent shall approve such Disbursement Request if the Company has satisfied the applicable conditions set forth in Section 3(c) hereof. Provided such Disbursement Request is not disapproved, the Collateral Agent, within five
(5) business days following submission of such Disbursement Request, shall disburse or cause to be disbursed the funds requested in such Disbursement Request in the manner requested by the Company in a writing accompanying the Disbursement Request or by wire transfer of immediately available funds to the account of the Company if not otherwise so indicated. The Collateral Agent shall notify the Company as soon as reasonably possible (but not later than two
(2) business days from the date of receipt of the Disbursement Request) if any Disbursement Request is disapproved and the reason(s) therefor, but the failure to so notify the Company shall not affect any of the rights of the Trustees, the Agent, the Collateral Agent, the holders of the Notes or the Lenders. The Company may thereupon resubmit the Disbursement Request with appropriate changes.

                 (b) Commercially Reasonable Efforts. The Collateral Agent and the Disbursement Agent, if any, shall exercise commercially reasonable efforts and utilize commercially prudent practices in the performance of its duties hereunder.

                 (c) Conditions Precedent to Disbursement. The disbursement of funds from the Disbursement Account to the Company pursuant to each and every Disbursement Request shall be subject to the satisfaction of each of the following conditions.

                   (i) The Company shall have submitted a Disbursement Request as provided for herein to the Collateral Agent and the Disbursement Request on its face shall have been completed as to the information required therein and the required attachments as stated in the Disbursement Request, shall have been attached thereto.

                  (ii) The Collateral Agent shall not have received any written notice from the Trustees or the Company that any Default or Event of Default has occurred and is continuing or from the Agent or the Company that any Default or Event of Default under the Term Loan Agreement has occurred and is continuing.





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                                      -10-


                 (iii) To the extent the Disbursement Request is for funds as certified under paragraph 1(a) of the form of such Disbursement Request, the Collateral Agent shall have received the Title Insurer's commitment (in the form attached to the Disbursement Request as Attachment 1 (the "Title Letter")) committing, upon the Collateral Agent's advice to the Title Insurer (in the form attached to the Disbursement Request as Attachment 2), that the requested funds have been disbursed to issue its endorsement to Title Policy Nos. N941 292, N941 292B, N941 292C, N941 292D and N941 292E in the form, and completed in the manner described, in the attachment to the Title
         Letter.

                 In the event that the Collateral Agent has received a notice from the Agent or either or both of the Trustees pursuant to clause (ii) above, the Collateral Agent shall not disburse or cause to be disbursed any additional funds from the Disbursement Account until notified in writing by the Trustee, Trustees and/or Agent, as the case may be, that such disbursements may continue.

                 Upon each submission of a Disbursement Request, the Company will be deemed to have represented, warranted and agreed as set forth in such Disbursement Request.

                 (d) Limitation of Collateral Agent's Liability; Responsibilities of Collateral Agent.

                   (i) The Collateral Agent's responsibility and liability under this Agreement shall be limited as follows: (A) the Collateral Agent does not represent, warrant or guaranty to the holders of the Notes or the Lenders from time to time the performance of the Company or any of the Company's contracting counterparties; (B) the Collateral Agent shall have no responsibility to the Company, the holders of the Notes or the Lenders from time to time as a consequence of performance by the Collateral Agent or the Disbursement Agent hereunder, except for any gross negligence or wilful misconduct of the Collateral Agent; (C) the Company shall remain solely responsible for all aspects of the Company's business and conduct; and (D) the Collateral Agent is not obligated to supervise, inspect or inform the Company or any third party of any aspect of the Modernization Project or any other matter referred to above.





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                                      -11-


                  (ii) No implied covenants or obligations shall be inferred from this Agreement against the Collateral Agent, nor shall the Collateral Agent be bound by the provisions of any agreement beyond the specific terms hereof. Specifically and without limiting the foregoing, the Collateral Agent shall in no event have any liability in connection with its investment, reinvestment or liquidation, in good faith and in accordance with the terms hereof, of any funds or Permitted Investments held by it hereunder including, without limitation, any liability for any delay not resulting from gross negligence or willful misconduct in such investment, reinvestment or liquidation, or for any loss of income incident to any such delay.

                 (iii) The Collateral Agent shall be entitled to rely upon any judicial order or judgment, upon any written opinion of counsel or upon any certification, instruction, notice, or other writing delivered to it by the Company, either of the Trustees or the Agent in compliance with the provisions of this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of service thereof. The Collateral Agent may act in reliance upon any instrument complying with the provisions of this Agreement or signature believed by it to be genuine and may assume that any Person purporting to give notice or receipt or advice or make any statement or execute any documents in connection with the provisions hereof has been duly authorized to do so.

                  (iv) At any time the Collateral Agent may request in writing an instruction in writing from the Company, and may at its own option include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder; provided, however, that the Collateral Agent shall state in such request that it believes in good faith that such proposed course of action is consistent with another, identified provision of this Agreement. The Collateral Agent shall not be liable to the Company for acting without the Company's consent in accordance with such a proposal on or after the date specified therein, provided that the specified date shall be at least two (2) business days after the Company receives the Collateral Agent's request for instructions and its proposed course of action, and provided, further, that prior to so acting, the Collateral Agent has not received the written instructions requested.





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                                      -12-


                   (v) The Collateral Agent may act pursuant to the written advice of counsel chosen by it with respect to any matter relating to this Agreement and (subject to Section 3(d)(ii)) shall not be liable for any action taken or omitted in accordance with such advice.

                  (vi) The Collateral Agent shall not be called upon to advise any party as to selling or retaining, or taking or refraining from taking any action with respect to, any securities or other property deposited hereunder.

                 (vii) In the event of any ambiguity in the provisions of this Agreement with respect to any funds or property deposited hereunder, the Collateral Agent shall be entitled, at its sole option, to refuse to comply with any and all claims, demands or instructions with respect to such property or funds, and the Collateral Agent shall not be or become liable for its failure or refusal to comply with conflicting claims, demands or instructions. The Collateral Agent shall be entitled to refuse to act until, at its sole option, either any conflicting or adverse claims or demands shall have been finally determined by a court of competent jurisdiction or settled by agreement between the conflicting claimants as evidenced in a writing, satisfactory to the Collateral Agent, or the Collateral Agent shall have received security or an indemnity satisfactory to the Collateral Agent sufficient to save the Collateral Agent harmless from and against any and all loss, cost, liability or expense which the Collateral Agent may incur by reason of its acting. The Collateral Agent may in addition elect in its sole option to commence an interpleader action or seek other judicial relief or orders as the Collateral Agent may deem necessary.

                (viii) The Company hereby grants to the Collateral Agent a lien on the property in the Disbursement Account such that, in the event that any and all charges payable under Section 2 and Section 4 shall not be timely paid by the Company, the Collateral Agent shall have the right to pay itself from the property in the Disbursement Account the full amount owed, provided that written notice of the Collateral Agent's intent to proceed under this clause be given at least five business days in advance of such action.

                  (ix) No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder (including, without limitation, liability relating in any way to Environmental Laws and/or Hazardous Materials, as such terms are defined in the Mortgage).

                 4.       Indemnity.

                 (a) Indemnity. The Company agrees to indemnify, pay and hold harmless the Collateral Agent and the officers, directors, employees, agents and affiliates of the Collateral Agent (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs (including, without limitation, settlement costs and claims for strict liability in tort and environmental or hazardous waste claims of any nature), expenses or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitee, in any manner relating to or arising out of this Agreement, the Collateral Agency Agreement, the Indentures, the Term Loan Agreement or the Notes (including, without limitation, any misrepresentation by the Company in this Agreement) (the "Indemnified Liabilities"); provided, however, that the Company shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities if it has been determined by a final decision (after all appeals and the expiration of time to appeal) by a court of competent jurisdiction that such Indemnified Liability arose from the gross negligence or willful misconduct of such Indemnitee, or, in the case of environmental laws, the willful violation of such laws. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnities or any of them.

                 (b) Survival. The obligations of the Company contained in this Section 4 shall survive the termination of this Agreement and the discharge of the Company's other obligations under this Agreement.

                 (c) Reimbursement. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Secured Obligations secured by the Collateral.

                 5.       Grant of Security Interest; Instructions to
Collateral Agent.

                 (a) The Company hereby irrevocably grants a first priority security interest in, pledges, assigns and sets over to the Collateral Agent, as collateral agent for the Secured Parties, all of its respective right, title and interest in, to and under the Disbursement Account, all funds held therein and all Permitted Investments held by (or otherwise maintained in the name of) the Collateral Agent pursuant to Section 2 hereof (collectively, the "Collateral"), in order to secure the prompt payment and performance of the Secured Obligations. The Company shall take all actions necessary to insure the continuation of a first priority security interest in the Collateral in favor of the Collateral Agent, as collateral agent for the Secured Parties, in order to secure all Secured Obligations.

                 (b) In addition to the rights provided under Section 5(c)(ii) hereof, upon an Event of Default and for so long as such Event of Default continues the Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the New York Uniform Commercial Code ("UCC") or other applicable law, and the Collateral Agent may also upon obtaining possession of the Collateral as set forth herein, without notice to the Company except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. The Company acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale. The Company agrees that, to the extent notice of sale shall be required by law, at least ten (10) days' notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                 (c) The Company hereby irrevocably instructs the Collateral Agent to, and the Collateral Agent will (i) take all actions necessary to (A) maintain dominion and control over funds in the Disbursement Account sufficient for the Collateral Agent to enjoy a continuous first priority security interest therein, (B) maintain possession of all certificated Permitted Investments purchased hereunder that are physically possessed by the Collateral Agent in order for the Collateral Agent to enjoy a continuing perfected first priority security interest therein (the Company hereby agreeing that in the event any certificated Permitted Investments are in the possession of the Company or a third party, the Company shall deliver or cause to be delivered promptly all such certificates to the Collateral Agent) and (C) cause the Collateral Agent to enjoy a continuous perfected first priority security interest under the UCC and any applicable law in all Permitted Investments purchased hereunder that are not certificated all as instructed in an opinion of counsel provided to the Collateral Agent by the Company; and (ii) upon receipt of notice from either of the Trustees or the Agent of the acceleration of the maturity of the Senior Secured Notes and/or the Senior Secured Discount Notes and/or the obligations outstanding under the Term Loan Agreement, as the case may be, or the failure by the Company to pay principal at maturity or upon redemption or mandatory repurchase of all or any portion of the Senior Secured Notes and/or the Senior Secured Discount Notes and/or the obligations outstanding under the Term Loan Agreement, and direction from either of the Trustees or the Agent, as promptly as practicable disburse all funds held in the Disbursement Account to the Collateral Agent (in its capacity as such under the Collateral Agency Agreement) and transfer title to all Permitted Investments held by the Collateral Agent hereunder to the Collateral Agent (in its capacity as such under the Collateral Agency Agreement), in each case for the benefit of Secured Parties. The lien and security interest provided for by this Section 5(c) shall automatically terminate and cease as to, and shall not extend or apply to, and the Collateral Agent shall have no security interest in, any funds disbursed by the Collateral Agent to the Company.

                 (d) Any proceeds collected by the Collateral Agent pursuant to Section 5(b) and/or 5(c) shall be applied in the following order:

                 First: To the payment of all amounts due the Collateral Agent, in its capacity as such under this Agreement; and

                 Second: To the Collateral Agent, in its capacity as collateral agent under the Collateral Agency Agreement for payment of the other Secured Obligations in the priority and pursuant to the terms set forth in the Collateral Agency Agreement.

                 (e) Upon demand, the Company will execute and deliver to the Collateral Agent such instruments and documents as are necessary or advisable to confirm or perfect the rights of the Collateral Agent under this Agreement and the Collateral Agent's interest in the Collateral. Subject to the terms and conditions of the Collateral Agency Agreement, the Indentures and the Term Loan Agreement, including, but not limited to, the receipt of required certificates and opinions of counsel, the Collateral Agent will take all necessary action to preserve and protect the security interest created hereby as a lien and encumbrance upon the Collateral.

                 (f) If the Company shall fail to do any act or thing that it has covenanted to do hereunder or if any warranty on the part of the Company contained herein shall be breached, the Collateral Agent or any Secured Party may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may reasonably expend funds for such purpose. Any and all amounts so expended by the Collateral Agent or such Secured Party shall be paid by the Company promptly upon demand therefor, with interest at the Default Rate (as defined in the Indentures) during the period from and including the date on which such funds were so expanded to the date of repayment. The Company's obligations under this paragraph shall survive the termination of this Agreement and the discharge of the Company's other obligations under this Agreement. The Company hereby appoints the Collateral Agent as its attorney-in-fact with an interest, with full authority in the place and stead of the Company and in the name of the Company, or otherwise, from time to time in the Collateral Agent's discretion, to take any action and to execute any instrument consistent with the terms of this Agreement, the Collateral Agency

Agreement, the Indentures, the Term Loan Agreement and the Notes which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Agreement. The Company hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue and in accordance with the terms hereof.

                 6. Termination. This Agreement shall terminate automatically ten (10) days following disbursement of all funds remaining in the Disbursement Account (including Permitted Investments), unless sooner terminated by agreement of the parties hereto; provided, however, that the obligations of the Company under Sections 4, 5(f) and 7(a) (and any existing claims hereunder) shall survive termination of this Agreement or the resignation of the Collateral Agent.

                 7.       Miscellaneous.

                 (a) Expenses. The Company will upon demand pay to the Collateral Agent the amount of any and all expenses, including the reasonable fees and expenses of its counsel and the allocated fees and expenses of staff counsel and the fees and expenses of any experts and agents (including, without limitation, the Disbursement Agent) which the Collateral Agent may incur in connection with (i) the collection of the Secured Obligations, (ii) the enforcement and administration of this Agreement, (iii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iv) the exercise or enforcement of any of the rights of Collateral Agent hereunder or (v) the failure by the Company to perform or observe any of the provisions hereof. All amounts payable by the Company under this the Section 7 (a) shall be due upon demand and shall be part of the Secured Obligations. The Company's obligations under this paragraph shall survive the termination of this Agreement and the discharge of the Company's other obligations hereunder.

                 (b)      No Waiver; Discontinuance of Proceeding.

                 (i) No Waiver. No failure on the part of Collateral Agent to exercise, no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are to the fullest extent permitted by the law cumulative and are not exclusive of any remedies provided by law.

                 (ii) Discontinuance of Proceeding. In the event the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the Company, the Collateral Agent and each Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Collateral Agent and the Secured Parties shall continue as if no such proceeding had been instituted.

                 (c) Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, nor consent to any departure by the Company therefrom, shall be effective unless the same shall be done in accordance with the terms of the Collateral Agency Agreement and unless in writing and signed by Collateral Agent and the Company. Any amendment, modification or supplement of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, the Indentures or the Term Loan Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

                 (d) Notices. Unless otherwise provided herein, any notice or other communication herein shall be given in the manner set forth in the Collateral Agency Agreement and at the addresses set forth in the Collateral Agency Agreement, or at such other address as shall be designated by any party in a written notice to the other party.

                 (e) Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the

Collateral and shall (i) be binding upon the Company, its successors and assigns, and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns; no other persons (including, without limitation, any other creditor of the Company) shall have any interest herein or any right or benefit with respect hereto other than the Disbursement Agent, if any. Without limiting the generality of the foregoing clause (ii), any holder of the Notes or Lender may assign or otherwise transfer any Note or Loan held by it secured by this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such herein, herein or otherwise, subject however, to the applicable provisions of the Notes, the Indentures and the Term Loan Agreement.

                 (f) GOVERNING LAW; TERMS. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

                 (g) CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT THE COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. THE COMPANY DESIGNATES AND APPOINTS CT CORPORATION SYSTEM, WITH AN ADDRESS AT 1633 BROADWAY, NEW YORK, NEW YORK 10019 AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY THE COMPANY IRREVOCABLY AGREEING IN WRITING TO SO SERVE, AS ITS AGENT TO RECEIVE ON ITS BEHALF, SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE COMPANY TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE COMPANY AT ITS ADDRESS PROVIDED FOR IN PARAGRAPH (d) ABOVE EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY THE COMPANY REFUSES TO RECEIVE AND FORWARD SUCH SERVICE, THE COMPANY HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE.
NOTHING HEREIN SHALL AFFECT

THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE COLLATERAL AGENT TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.

                 (h) Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                 (i) Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same Agreement.

                 (j) Headings. The Section and subsection headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

                 (k) Obligations Absolute. All obligations of the Company hereunder shall be absolute and unconditional irrespective of:

                 (i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Company;

                 (ii) any lack of validity or enforceability of any Note, or any other agreement or instrument relating thereto;

                 (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from either of the Indentures, the Term Loan Agreement or the Notes, or any other agreement or instrument relating thereto;

                 (iv) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

                   (v) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect of this Agreement, either Indenture, the Term Loan Agreement or the Notes except as specifically set forth in a waiver granted pursuant to the provisions of paragraph (c) of this Section 7; or

                  (vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Company.

                 (l) Substitution of Collateral Agent or Resignation. The Agent and the Trustees shall have the right, upon the expiration of thirty (30) days following delivery of written notice of substitution to the Collateral Agent and the Company, to cause the Collateral Agent to be relieved of its duties hereunder and to select a substitute Collateral Agent to serve hereunder. The Collateral Agent may resign at any time upon 30 days' written notice to all parties hereto. Such resignation shall take effect upon receipt by the Collateral Agent of an instrument of acceptance executed by a successor collateral agent and consented to by the other parties hereto. Upon selection of such substitute Collateral Agent, the Trustees, the Agent, the Company and the substitute Collateral Agent shall enter into an agreement substantially identical to this Agreement and, thereafter, the original Collateral Agent shall be relieved of its duties and obligations to perform hereunder, except that the Collateral Agent shall transfer to the substitute Collateral Agent upon request therefor copies of all books, records and other documents in the Collateral Agent's possession relating to this Agreement and all funds in the Disbursement Account.

                 IN WITNESS WHEREOF, the parties have executed and delivered this Disbursement Agreement as of the day first above written.


                                                  SHAWMUT BANK CONNECTICUT,
                                                    NATIONAL ASSOCIATION,
                                                    as Collateral Agent


                                                  By:  /s/ Susan T. Keller
                                                       ------------------------
                                                       Name:  Susan T. Keller
                                                       Title: Vice President


                                                  ACME METALS INCORPORATED


                                                  By:  /s/ Jerry F. Williams
                                                       ------------------------
                                                       Name:  Jerry F. Williams
                                                       Title: Vice President

                                                  Acknowledged by:

                                                  ______________________, 19__


                                                  ___________________________,
                                                       as Collateral Agent

                                                  By:  ______________________
                                                       Name:
                                                       Title:

                      EXHIBIT A TO DISBURSEMENT AGREEMENT


                          Form of Disbursement Request

                          [Letterhead of the Company]

                                     [Date]


                 Re:  Disbursement Request No. ____
                        [indicate whether revised]

Ladies and Gentlemen:

         We refer to the Disbursement Agreement ("Agreement") dated as of August 11, 1994 between you ("Collateral Agent") and Acme Metals Incorporated, a Delaware corporation (the "Company"). Capitalized terms used herein shall have the meanings assigned to such terms in the Agreement.

         This letter constitutes a Disbursement Request under the Agreement.

         The undersigned Company hereby requests a disbursement of funds contained in the Disbursement Account in the amount of $ ___.

         In connection with the requested disbursement, the undersigned Company hereby represents, warrants, certifies and agrees as follows:

                 1. (a) Funds comprising this Disbursement Request will be promptly, in accordance with prudent commercial practice, used for the payment of amounts due but not yet paid to contractors, materialmen or other parties for services rendered or supplies delivered in connection with the construction of the Modernization Project or for the reimbursement of payments previously made to such contractors, materialmen or other parties; or

                 (b) Funds comprising the Disbursement Request will be promptly paid to either the Note Trustee for the payment of interest on the 12-1/2% Senior Secured Notes due 2002, or the Lenders for the payment of interest on the Loans, which scheduled interest payment is to be made no more than 5 business days from the date hereof; or

                 (c) A Change of Control has occurred; pursuant and in accordance with Section 4.15(b) of each of the Indentures and Section
         5.6 of the Term Loan Agreement notices have been sent to the holders of the Notes and the Lenders; the Repurchase Date is within 5 business days of the date hereof; the Company reasonably believes that the amount requested in this Disbursement Request does not exceed the amount necessary to repurchase Notes pursuant to the terms of such sections 4.15 and to repay Loans under Section 5.15 of the Term Loan Agreement; and funds comprising this Disbursement Request will be promptly (i) paid to the Trustees for the repurchase of the Notes pursuant to Section 4.15(d) of each of the Indentures, (ii) paid to the Lenders to repay Loans pursuant to Section 5.15(d) of the Term Loan Agreement or (iii) returned to the Collateral Agent for deposit in the Disbursement Account.

                 2. All prior disbursements from the Disbursement Account have been, or will be promptly; (a) in accordance with prudent commercial practice; expended for the payment of amounts due but not yet paid to contractors, materialmen or other parties for services rendered or supplies delivered in connection with the construction of the Modernization Project or for the reimbursement of payments previously made to such contractors, materialmen or other parties or
         (b) used to pay interest on the Notes and/or the Loans or (c) used to repurchase Notes or prepay Loans following a Change of Control.

                 3. It has taken all actions deemed necessary or advisable to be taken by the Company to cause the Collateral Agent to continue to have a first priority perfected security interest in the Collateral.

                 4. No Event of Default has occurred and is continuing and, to the best of the Company's knowledge, no event, omission or failure of a condition has occurred which would constitute an Event of Default after notice or lapse of time or both.

                 5. The construction performed as of the date hereof is in substantial accordance with the plans for the Modernization Project (including agreed upon Charge Orders (as defined in the Construction Contract)) and the disbursement is appropriate in light of the percentage of construction completed and the amount of stored materials.

                 6. Appropriate evidence of lien releases or title insurance endorsements have been received for all work, materials and/or services performed and/or delivered in connection with the Modernization Project. To the extent required, the Title Letter set forth in Section 3(c)(iii) of the Disbursement Agreement is either attached hereto or being delivered to you under separate cover by the Title Insurer.

         The foregoing representations, warranties and certifications are true and correct and the Collateral Agent is entitled to rely on the foregoing in disbursing funds relating to this Disbursement Request.

                                                   ACME METALS INCORPORATED


                                                   By: _______________________
                                                       Name:
                                                       Title:


I certify that to the best of my knowledge after due inquiry the foregoing representations, warranties and certifications are true and correct.


                                                       _______________________
                                                       Name:
                                                       Title:  Treasurer

                                                                    Attachment 1


             [Letterhead of Near North National Title Corporation]


[Address of Collateral Agent]


Ladies and Gentlemen:

                 Near North National Title Corporation has examined the sworn general contractor's statement dated _______________________ executed by __________________________________ and supporting documentation in the amount of $______________ and find it satisfactory.

                 Our title search covering ____________________ since ______________________ shows no mechanic lien claims of record.

                 Upon receipt of your disbursement letter, we are prepared to issue our endorsement in the attached form.

Please contact the undersigned at (312) 419-3913 with questions or comments.


                                             Sincerely,


                                             Shirley Scott
                                             Vice President/Sr. Construction
                                               Escrow Officer

                                  ENDORSEMENT
                                   ISSUED BY
                     FIRST AMERICAN TITLE INSURANCE COMPANY


                        ATTACHED TO POLICY NUMBER ______


This endorsement is made a part of the policy and is subject to all of the terms and provisions thereof and of any prior endorsements thereto. Except to the extent expressly stated, it neither modifies any of the terms and provisions of the policy and any prior endorsements, nor does it increase the face amount thereof.

1.       SCHEDULE A OF THE ABOVE POLICY IS HEREBY AMENDED IN THE FOLLOWING
         PARTICULARS:

(a) The effective date of the policy is hereby extended to:DATE OF DISBURSEMENT OF FUNDS

(b) The estate or interest described in Schedule A is at the extended date of policy vested in:PARTY IN TITLE

2.       SCHEDULE B OF THE ABOVE POLICY IS HEREBY AMENDED IN THE FOLLOWING
         PARTICULARS:

(a) The exceptions in Schedule B relating to "Any lien, or right to a lien for services, labor or material as a result of the contract let with _______________________ and to the "Rights of mechanics and materialmen" etc., are hereby deleted and the following exceptions are substituted therefor:

(1) Any lien, or right to a lien, for services labor or material furnished after ________________ (DATE OF GENERAL CONTRACTOR'S STATEMENT) executed by _____________________ (NAME OF GENERAL CONTRACTOR).

(2) Rights of mechanics or materialmen who are named on the contractor's statement dated ____________________________ and of mechanics or materialmen claiming by, through or under them, to the extent, if any, that the amounts shown in said statement as being unpaid relate to work, labor and material actually in place on said land on the date covered by said statement





                                     1 of 2

(b)     The following exceptions are hereby added to Schedule B.

ANY NEW EXCEPTIONS SINCE THE PRIOR ENDORSEMENT



FIRST AMERICAN TITLE INSURANCE COMPANY


BY:  _________________________________


DATED:  ______________________________





                                     2 of 2

                                                                    Attachment 2


                    [Letterhead of Shawmut Bank Connecticut,
                             National Association]


[Address of Title Insurer]


Ladies and Gentlemen:

        Shawmut Bank Connecticut, National Association is in receipt of a Disbursement Request, dated, 19__ from Acme Metals Incorporated (the "Company") pursuant to that certain Disbursement Agreement, dated as of August 11, 1994 between the Company and us (the "Agreement"). Accompanying such Disbursement Request is a letter from you, dated ___________, 19__ as required by Section 3(c)(iii) of the Agreement. This letter will serve to notify you, as called for by your letter to us referred to above, that the disbursement referred to in such Disbursement Request has been made in accordance with its terms. Capitalized terms used herein shall have the meanings assigned to such terms in the Agreement.

                                                   SHAWMUT BANK CONNECTICUT,
                                                      National Association

                                                   By:_______________________
                                                      Name:
                                                      Title: